SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                 Visioneer, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00092830V1
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 16

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 2 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors-4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
                                             1,942,432   shares,   except   that
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared power to vote these shares.
             NUMBER OF              --------------------------------------------
               SHARES               6        SHARED VOTING POWER
            BENEFICIALLY                     See response to row 5.
           OWNED BY EACH            --------------------------------------------
             REPORTING              7        SOLE  DISPOSITIVE  POWER
              PERSON                         1,942,432   shares,   except   that
               WITH                          TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,942,432
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.12%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 3 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners-4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         227,031 shares, except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIP-4,  and
          OWNED BY EACH                      Messrs. Kagle, Marquardt, McMurtry,
            REPORTING                        Wilson and  Johnston,  the  general
             PERSON                          partners  of TVIM-4,  may be deemed
              WITH                           to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE   DISPOSITIVE   POWER
                                             227,031 shares, except that TVIM-4,
                                             the general partner of TVIP-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           227,031
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.18%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 4 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates-4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING  POWER
        SHARES                               16,736 shares,  except that TVIM-4,
      BENEFICIALLY                           the general partner of TVIA-4,  and
OWNED BY EACH REPORTING                      Messrs. Kagle, Marquardt, McMurtry,
        PERSON                               Wilson and  Johnston,  the  general
        WITH                                 partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE   DISPOSITIVE   POWER
                                             16,736 shares,  except that TVIM-4,
                                             the general partner of TVIA-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            16,736
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.09%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 5 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management-4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
               NUMBER OF                     0 shares
                 SHARES             --------------------------------------------
              BENEFICIALLY          6        SHARED VOTING POWER
        OWNED BY EACH REPORTING              2,186,199    shares,    of    which
                 PERSON                      1,942,432 shares are directly owned
                  WITH                       by  TVI-4,   227,031   shares   are
                                             directly   owned  by  TVIP-4,   and
                                             16,736 shares are directly owned by
                                             TVIA-4.   TVIM-4  is  the   general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly   owned  by  TVIP-4,   and
                                             16,736 shares are directly owned by
                                             TVIA-4.   TVIM-4  is  the   general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,186,199
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        11.39%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 6 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        0 shares
              SHARES                --------------------------------------------
           BENEFICIALLY             6        SHARED VOTING POWER
     OWNED BY EACH REPORTING                 2,186,199    shares,    of    which
              PERSON                         1,942,432 shares are directly owned
               WITH                          by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.  Kagle is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4 and TVIA-4,  and may
                                             be deemed to have  shared  power to
                                             vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,800  shares  held  in  the  "Mark
                                             Wilson and Sydney Lagier,  Trustees
                                             of  TVI  Profit  Sharing  Plan  FBO
                                             Robert C. Kagle."
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.  Kagle is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4 and TVIA-4,  and may
                                             be deemed to have  shared  power to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,187,999
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        11.39%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 7 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
               SHARES                        25,250 shares, of 20,000 are shares
            BENEFICIALLY                     issuable  upon  exercise of a stock
      OWNED BY EACH REPORTING                option.
               PERSON               --------------------------------------------
                WITH                6        SHARED VOTING POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   Marquardt  is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             25,250 shares, of 20,000 are shares
                                             issuable  upon  exercise of a stock
                                             option.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   Marquardt  is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,385,264
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        12.42%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 8 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
              NUMBER OF                      1,800 shares
                SHARES              --------------------------------------------
             BENEFICIALLY           6        SHARED VOTING POWER
       OWNED BY EACH REPORTING               2,186,199    shares,    of    which
                PERSON                       1,942,432 shares are directly owned
                 WITH                        by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   McMurtry   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,800 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   McMurtry   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,187,999
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        11.39%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 9 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
           NUMBER OF                5        SOLE VOTING POWER
             SHARES                          0 shares
          BENEFICIALLY              --------------------------------------------
    OWNED BY EACH REPORTING         6        SHARED VOTING POWER
             PERSON                          2,186,199    shares,    of    which
              WITH                           1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly  owned by  TVIP-4,  16,736
                                             shares are directly owned by TVIA-4
                                             and 900 shares are  directly  owned
                                             by  the  Mark   Wilson  and  Sydney
                                             Lagier,   Trustees  of  TVI  Profit
                                             Sharing  Plan FBO  Mark G.  Wilson.
                                             Wilson  is  a  general  partner  of
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,  TVIP-4 and TVIA-4,  and may
                                             be deemed to have  shared  power to
                                             vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             900 shares held in the "Mark Wilson
                                             and Sydney Lagier,  Trustees of TVI
                                             Profit  Sharing  Plan  FBO  Mark G.
                                             Wilson."
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4. Wilson is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4 and TVIA-4,  and may
                                             be deemed to have  shared  power to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,187,099
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.40%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------                     -------------------------------
CUSIP NO. 000928V1                  13 G              Page 10 of 18 Pages
----------------------------                     -------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John J. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                         2,186,199    shares,    of    which
               WITH                          1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   Johnston   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,400  shares  held by Mark  Wilson
                                             and Sydney Lagier,  Trustees of TVI
                                             Profit  Sharing  Plan  FBO  John J.
                                             Johnston.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,186,199    shares,    of    which
                                             1,942,432 shares are directly owned
                                             by  TVI-4,   227,031   shares   are
                                             directly owned by TVIP-4 and 16,736
                                             shares   are   directly   owned  by
                                             TVIA-4.   Johnston   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner   of  TVI-4,   TVIP-4   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,187,599
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       11.39%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 11 of 18 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Visioneer, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  2860 W. Bayshore Road
                  Palo Alto, CA  94303

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4 and TVIA-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4 and TVIA-4.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

                                                             Page 12 of 18 Pages


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-4,   TVIM-4,   TVIP-4  and  TVIA-4  are  Delaware  limited
                  partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 00092830V1

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:
                                   --------------------------

                                   See Row 9 of cover  page for each  Reporting
                                   Person.

                           (b)     Percent of Class:
                                   -----------------

                                   See Row 11 of cover page for each  Reporting
                                   Person.

                           (c)     Number of shares as to which such person has:
                                   ---------------------------------------------


                                     (i)    Sole  power to vote or to direct the
                                            ------------------------------------
                                            vote:
                                            -----

                                            See Row 5 of  cover  page  for  each
                                            Reporting Person.

                                     (ii)   Shared  power  to vote or to  direct
                                            ------------------------------------
                                            the vote:
                                            ---------

                                            See Row 6 of  cover  page  for  each
                                            Reporting Person.

                                     (iii)  Sole  power to  dispose or to direct
                                            ------------------------------------
                                            the disposition of:
                                            -------------------

                                            See Row 7 of  cover  page  for  each
                                            Reporting Person.

                                     (iv)   Shared power to dispose or to direct
                                            ------------------------------------
                                            the disposition of:
                                            -------------------

                                            See Row 8 of  cover  page  for  each
                                            Reporting Person.

                                                             Page 13 of 18 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                ----------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA-4 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



Technology Venture Investors-4, L.P.            /s/ Mark G. Wilson
By:  TVI Management-4, L.P.,                    -------------------------------
        Its General Partner                     Signature

                                                Mark G. Wilson
                                                Attorney-In-Fact


TVI Partners-4, L.P.                            /s/ Mark G. Wilson
By:  TVI Management-4, L.P.,                    -------------------------------
        Its General Partner                     Signature


                                                Mark G. Wilson
                                                Attorney-In-Fact


TVI Affiliates-4, L.P.                          /s/ Mark G. Wilson
By:  TVI Management-4, L.P.,                    -------------------------------
        Its General Partner                     Signature


                                                Mark G. Wilson
                                                Attorney-In-Fact


Robert C. Kagle                                 /s/ Mark G. Wilson
                                                -------------------------------
                                                Mark G. Wilson
                                                Attorney-In-Fact


David F. Marquardt                              /s/ Mark G. Wilson
                                                -------------------------------
                                                Mark G. Wilson
                                                Attorney-In-Fact


Burton J. McMurtry                              /s/ Mark G. Wilson
                                                -------------------------------
                                                Mark G. Wilson
                                                Attorney-In-Fact

Mark G. Wilson                                  /s/ Mark G. Wilson
                                                -------------------------------




John R. Johnston                                /s/ Mark G. Wilson
                                                -------------------------------
                                                Mark G. Wilson
                                                Attorney-In-Fact

                                                             Page 16 of 18 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  16

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact            18

                                                             Page 17 of 18 Pages




                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Visioneer, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996


                                   /s/ Mark G. Wilson
                                   ---------------------------------------------
                                   Mark G. Wilson, on behalf of TVI-4, in his capacity as a general partner of TVIM-4, the general partner of TVI-4, on behalf of TVIP-4, in his capacity as a general partner of TVIM-4, the general partner of TVIP-4, on behalf of TVIA-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA-4, and on behalf of TVIM-4, in his capacity as a general partner thereof.


/s/ Robert C. Kagle                         /s/ Mark G. Wilson
--------------------------------            ------------------------------------
ROBERT C. KAGLE                             MARK G. WILSON


/s/ David F. Marquardt                     /s/ John R. Johnston
--------------------------------            ------------------------------------
DAVID F. MARQUARDT                          JOHN R. JOHNSTON


/s/ Burton J. McMurtry
--------------------------------
BURTON J. MCMURTRY

                                                             Page 18 of 18 Pages


                                    EXHIBIT B
                                    ---------

                 REFERENCE TO MARK G. WILSON AS ATTORNEY-IN-FACT
                 -----------------------------------------------



                  Mark  G.  Wilson  has  signed  the   enclosed   documents   as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.